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                               EXHIBIT 99.2


[NCBE logo]  [NATIONAL CITY BANCSHARES, INC. letterhead]

April 21, 1998
For Immediate Release

Contacts:  Michael F. Elliott, Chairman & CEO of NCBE
           (812) 464-9604
           Fred R. Crum, President & CEO of Ripley County Bank
           (812) 689-4202

NATIONAL CITY BANCSHARES, INC. TO ACQUIRE HOOSIER HILLS FINANCIAL
CORPORATION

EVANSVILLE, INDIANA -- National City Bancshares, Inc. (Nasdaq: NCBE), a multi-bank holding company headquartered in Evansville, Indiana, announced today that it plans to expand into Eastern Indiana with the execution of a definitive agreement with Hoosier Hills Financial Corporation, a one-bank holding company for Ripley County Bank.

Under the agreement, NCBE would issue approximately 730,000 shares of NCBE common stock for all outstanding common shares of Hoosier Hills Financial Corporation. The transaction is expected to be accounted for as a pooling-of-interests. Subject to regulatory and shareholder approvals, the transaction is expected to close in the third or fourth quarter of 1998. NCBE has announced four acquisitions in the past five months. If all pending acquisitions are closed, NCBE will have total assets of approximately $2.0 billion.

Michael F. Elliott, Chairman and CEO of NCBE, stated, "We continue to expand our franchise into Southeastern Indiana, Northern Kentucky, and Southern Ohio with the acquisitions of well managed community banks, like Ripley County Bank." Elliott continued, "Ripley County Bank's management and employees are focused on shareholder value. About 34% of Hoosier Hills' stock is part of its employee stock ownership plan. This focus fits well with our shareholder-driven organization. Hoosier Hills shareholders will benefit from the acquisition by becoming investors in a strong, more diversified corporation that shares their long-standing commitment to their local communities."

Fred R. Crum, President and CEO of Ripley County Bank, said, "NCBE is a fine banking organization with a long history of permitting its banking affiliates to operate in the best interests of their communities, while offering to these communities the advantages derived from a much larger organization. Mr. Crum continued, "I am pleased that under our affiliation with NCBE, our bank will retain its own name, its own Board of Directors, and its own staff. We will also continue to make lending decisions locally, because NCBE understands community banking and the need to react in a timely fashion."

Ripley County Bank will become NCBE's sixth bank subsidiary in Indiana. Other Indiana subsidiaries include: The National City Bank of Evansville, Lincolnland Bank, Alliance Bank, The Bank of Mitchell, and Pike County Bank. Since the formation of the holding company in 1985, NCBE has acquired twenty-three financial institutions or branches.

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PROFILE OF HOOSIER HILLS FINANCIAL CORPORATION
Hoosier Hills Financial Corporation is the parent of Ripley County Bank in Osgood, Indiana. Ripley County Bank has three offices in Osgood,
Versailles, and Milan, Indiana. As of December 31, 1997, the bank had total assets of approximately $109 million, total deposits of $86 million, and total equity of $11 million. The company engages in retail and commercial banking throughout its branch network.

PROFILE OF NATIONAL CITY BANCSHARES, INC.
National City Bancshares, Inc., a $1.5 billion multi-bank holding company headquartered in Evansville, Indiana, operates thirteen financial institutions in forty-four locations in Indiana, Illinois, and Kentucky. NCBE has acquisitions pending with the following financial organizations:
Illinois One Bancorp, Inc., headquartered in Shawneetown, Illinois; Trigg Bancorp., Inc., headquartered in Cadiz, Kentucky; and Community First Financial, Inc., headquartered in Maysville, Kentucky. NCBE's non-banking subsidiaries include NCBE Leasing Corp.

ADDITIONAL INFORMATION ON NCBE STOCK IS AVAILABLE ON THE INTERNET AT HTTP://WWW.NATIONALCITY.COM
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